EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-262	(310) 208-2550
E-mail: jpellizzon@ceradyne.com	E-mail: dmatsui@sha-ir.com

CERADYNE, INC. REPORTS FIRST-QUARTER 2003 RESULTS

New Orders, Backlog, Sales, Net Income Hit Record Levels

Costa Mesa, Calif.—April 30, 2003—Ceradyne, Inc. (Nasdaq NM: CRDN) today reported financial results for the first quarter ended March 31, 2003.

Sales for the quarter increased 31% to a record $19.2 million from $14.7 million in first quarter 2002. Net income was also a record at $1.5 million, a 161% increase from $579,000 for first-quarter 2002. Earnings per share this quarter were $0.17 per diluted share vs. $0.07 per diluted share for the comparable year-ago quarter. The tax provision combining federal and state tax rates was 35% for both periods.

New bookings for the quarter rose sharply to $29.1 million from $14.2 million in the first quarter of 2002. Backlog at the end of the quarter also rose to $45.6 million, including $1.4 million of unexercised options, from approximately $27.5 million, including $1.7 million in unexercised options, in first-quarter 2002.

Joel Moskowitz, Ceradyne president and chief executive officer, commented: “The recovery in gross margins to 26% from 20% a year ago, and substantial improvement in operating margins to 12% from 6%, are the result of the Company’s commitment to increase efficiency at all levels. The implementation of lean-measure initiatives, such as Demand Flow® Technology announced last year, has contributed to these positive results.

“Looking ahead, we are seeing progressive activity related to sintered reaction bonded silicon nitride (SRBSN) diesel engine components, ceramic missile radomes, and lightweight ceramic armor,” Moskowitz continued. “This activity reflects our strategy to generate sustained growth through a diversified line of defense, industrial and consumer products with multi-year visibility. In response, management is reviewing various options for expanding current facilities and/or acquiring new facilities and equipment. We are especially weighing various factors to substantially reduce costs by locating new electric-energy intensive furnaces in Lexington, Kentucky, where utility rates are about one-third the rates in California.”

Moskowitz stated, “Due to the convergence of significantly higher flows of new orders in fourth-quarter 2002 and first-quarter 2003 totaling $54 million, record backlog, and, particularly, improving margins, management feels there is growing potential for 2003 sales and earnings to surpass earlier expectations.”

Ceradyne will host a conference call today at 8:00 a.m. PDT to discuss its 2003 first quarter results. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.CompanyBoardroom.com. These websites will also host an archive of the teleconference for 30 days. A telephonic playback will also be available for 48 hours beginning at 11:00 a.m. PDT on April 30. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 9638813.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for industrial, defense, consumer, microwave communications and automotive applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. Further risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Below is a summary of audited comparative results. Amounts in thousands except per share data.

	Three Months Ended March 31,
	2003	2002
NET SALES	19,182	14,678
Cost of product sales	14,265	11,789

GROSS PROFIT	4,917	2,889

Operating expenses:
Selling	506	448
General and Administrative	1,636	1,138
Research and development	471	482

	2,613	2,068

INCOME FROM OPERATIONS	2,304	821
Other income (expense):
Other income	32	82
Interest (expense)	(10)	(12)

	22	70
INCOME BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	2,326	891
Provision (benefit) for income taxes	814	312

NET INCOME	$1,512	$579

Earnings per share, diluted	$0.17	$0.07
Avg. shares outstanding, diluted	8,922	8,797

Condensed Consolidated Balance Sheets (in thousands):

	March 31, 2003	Dec. 31, 2002
Cash and Cash Equivalents	$462	$350
Other Current Assets	37,341	34,773
Net Property, Plant and Equipment	18,561	18,660
Other Assets	1,511	1,511

Total Assets	$57,875	$55,294

Current Liabilities	$11,203	$10,354
Long Term Debt	33	58
Deferred Tax Liability	1,794	1,794
Stockholders’ Equity	44,845	43,088

Total Liabilities and Stockholders Equity	$57,875	$55,294

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